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                                                            EXHIBIT 99.01
[KELLOGG'S LOGO]

                             NEWS RELEASE

                                        FOR RELEASE:  OCTOBER 16, 1998
                                        CONTACT:      RICHARD E. LOVELL
                                                      (616) 961-3799

     KELLOGG REVISES 1998 EARNINGS PER SHARE PROJECTION

     BATTLE CREEK, MI - Kellogg Company announced today it expects that full-year earnings per share for 1998 may decline in the range of 20 percent from 1997's $1.70. On July 31, the company had projected a full-year decline of up to 15 percent.

     The revised projection is due in part to continuing unpredictability in currency exchange rates, unsettled global economic conditions, and cereal category softness in Kellogg's two largest markets, the United States and United Kingdom. In response to increased investment, Kellogg's global cereal market share is rising, and Kellogg's shares in the eight major markets that comprise 80 percent of its cereal business are either stable or increasing; however, investments in category growth remain essential to drive volume increases in the U.S. and U.K.

     Today's projection is also influenced by Kellogg's accelerated roll out of new products, including the recent introduction of Kellogg's(R) Nutri-Grain(R) Cereal Bars and Kellogg's(R) Rice Krispies Treats(TM) Squares in both France and Germany.

     Kellogg plans to release third quarter financial results October 30.


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